EXHIBIT 11b. - Computation of Per Share Earnings (in thousands except per share data) (unaudited)
- --------------------------------------------------------------------------------

                                                                        SIX MONTHS ENDED JUNE 30,
                                                              ----------------------------------------------
                                                                        1996                  1995
                                                              ----------------------------------------------
                                                              Common and              Common and
                                                                Common                  Common
                                                              Equivalent     Full     Equivalent     Full
                                                                Shares     Dilution     Shares     Dilution
                                                              -----------  ---------  -----------  ---------

Weighted average common shares outstanding                        16,208     16,208       12,340     12,340
Incremental shares assumed to be issued                            1,127      1,494        3,397      3,635
                                                                 -------    -------      -------    -------
Total shares outstanding for calculation                          17,335     17,702       15,737     15,975
                                                                 =======    =======      =======    =======

Net income before extraordinary item as reported                 $13,830    $13,830      $ 1,233    $ 1,233
Deduct dividends on Cumulative Convertible Preferred Stock            --         --          (31)       (31)
                                                                 -------    -------      -------    -------
Net income available to common shareholders before               $13,830    $13,830      $ 1,202    $ 1,202
   extraordinary item
      Extraordinary item                                          (6,619)    (6,619)          --         --
                                                                 -------    -------      -------    -------
      Net income for calculation                                 $ 7,211    $ 7,211      $ 1,202    $ 1,202
                                                                 =======    =======      =======    =======
Net income (loss) per share:
   Before extraordinary item                                     $   .80    $   .78      $   .08    $   .08
   Extraordinary item                                               (.38)      (.37)          --         --
                                                                 -------    -------      -------    -------
                                                                 $   .42    $   .41      $   .08    $   .08
                                                                 =======    =======      =======    =======